     As Filed with the Securities and Exchange Commission on May 10, 2001
                                                Registration No. 333-59916
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------
                               AMENDMENT NO. 1
                                      TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                        UNIVERSAL HEALTH SERVICES, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                             23-2077891
(State of other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                            Identification Number)

                           Universal Corporate Center
                              367 South Gulph Road
                       King of Prussia, Pennsylvania 19406
                                 (610) 768-3300
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Alan B. Miller, President                    Copies of all communications, including all communications sent to
             Universal Health Services, Inc.                              the agent for service, should be sent to:
                Universal Corporate Center                                         Warren J. Nimetz, Esq.
                   367 South Gulph Road                                          Fulbright & Jaworski L.L.P.
           King of Prussia, Pennsylvania 19406                                        666 Fifth Avenue
                      (610) 768-3300                                              New York, New York  10103
    (Name, address, including zip code, and telephone                                   (212) 318-3000
    number, including area code, of agent for service)

                                 --------------

  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 --------------
    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   Subject to Completion, dated May 10, 2001

PROSPECTUS


                                  $500,000,000

                         UNIVERSAL HEALTH SERVICES, INC.


                              Class B Common Stock
                                 Debt Securities

                                 --------------


     We may offer to the public, from time to time, in one or more series or issuances:

     .  shares of our class B common stock; and

     . our debt securities, consisting of debentures, notes or other unsecured evidences of our indebtedness.

     This prospectus provides you with a general description of the class B common stock and debt securities that we may offer. Each time we offer class B common stock or debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. You should read this prospectus and each prospectus supplement carefully before you invest.

     Our class B common stock currently trades on the New York Stock Exchange under the symbol "UHS."

                                 --------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                 This prospectus is dated         , 2001.

                                TABLE OF CONTENTS
                                                                        Page
                                                                        ----
Where You Can Find Additional Information............................     3
Universal Health Services, Inc.......................................     4
Ratio of Earnings to Fixed Charges...................................     4
Use of Proceeds......................................................     5
Description of Our Capital Stock.....................................     5
Description of Our Debt Securities...................................     6
Plan of Distribution.................................................    13
Legal Matters........................................................    14
Experts..............................................................    14

                                 --------------

    You should rely only on the information contained or incorporated by reference in this prospectus or in the prospectus supplement which is delivered with this prospectus, or which is referred to under "Where You Can Find Additional Information." We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than our class B common stock or debt securities which are referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than our class B common stock or debt securities in any circumstances in which an offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of our class B common stock or debt securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should be aware that information in this prospectus may change after this date.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our file number is 1-10765. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

     Our class B common stock is listed on the New York Stock Exchange. You may also inspect the information we file with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We are "incorporating by reference" specified documents that we file with the SEC, which means:

     .    incorporated documents are considered part of this prospectus;

     . we are disclosing important information to you by referring you to those documents; and

     . information that we file in the future with the SEC will automatically update and supersede the information in this prospectus.

     We incorporate by reference the documentS listed below, and any documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus:

     .    our annual report on Form 10-K for the year ended December 31, 2000.

     . our quarterly report on Form 10-Q for the quarter ended March 31, 2001.

     You may also request a copy of these filings, at no cost, by writing or telephoning our chief financial officer at the following address:

                         Universal Health Services, Inc.
                           Universal Corporate Center
                                 P.O. Box 61558
                              367 South Gulph Road
                    King of Prussia, Pennsylvania 19406-0958
                       Attention: Chief Financial Officer
                            Telephone: (610) 768-3300

                        UNIVERSAL HEALTH SERVICES, INC.


     Our principal business is owning and operating acute care hospitals, behavioral health centers, ambulatory surgery centers, radiation oncology centers and women's centers. At December 31, 2000, we operated 59 hospitals, consisting of 23 acute care hospitals, 35 behavioral health centers, and one women's center. As part of our Ambulatory Treatment Centers Division, at December 31, 2000 we owned, either outright or in partnership with physicians, and operated or managed 25 surgery and radiation oncology centers located in 12 states and the District of Columbia. Our facilities are located in Arkansas, California, Delaware, the District of Columbia, Florida, Georgia, Illinois, Indiana, Kentucky, Louisiana, Massachusetts, Michigan, Missouri, Nevada, New Jersey, Oklahoma, Pennsylvania, Puerto Rico, South Carolina, Tennessee, Texas, Utah and Washington.

     In 2000, our acute care hospitals, ambulatory surgery centers, radiation oncology centers and women's centers contributed approximately 84% of our consolidated net revenues and our behavioral health centers contributed approximately 16% of our consolidated net revenues.

     Services provided by our hospitals include general surgery, internal medicine, obstetrics, emergency room care, radiology, oncology, diagnostic care, coronary care, pediatric services and behavioral health services. Our facilities benefit from shared centralized services, such as central purchasing, information services, finance and control systems, facilities planning, physician recruitment services, administrative personnel management, marketing and public relations.


     In March 2001, we purchased a 93 percent ownership interest in an operating company that owns eight hospitals located in France. In connection with this purchase, we plan to sell up to a 20 percent minority ownership interest in the operating company to the management group located in France.

     We are a Delaware corporation. Our principal executive offices are located at Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, Pennsylvania 19406-0958. Our telephone number is (610) 768-3300.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratio of earnings to fixed charges for each of the years ended December 31, 1996, 1997, 1998, 1999 and 2000.

                             Year ended December 31,
                             -----------------------

                  1996      1997      1998      1999      2000
                  ----      ----      ----      ----      ----
                  3.3       4.0       3.9       3.8       4.2


     The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income tax and extraordinary items plus fixed charges. Fixed charges include interest expense, interest element of lease rental expense, and amortization of debt issuance costs.

                                 USE OF PROCEEDS

     Unless otherwise provided in the prospectus supplement that accompanies this prospectus, we intend to add the net proceeds from the sale of our class B common stock or debt securities to our general funds. We expect to use the proceeds for general corporate purposes, including working capital, capital expenditures and the repayment of short-term borrowings. Before we use the proceeds for these purposes, we may invest the proceeds in interest-bearing time deposits or short-term marketable securities.

                        DESCRIPTION OF OUR CAPITAL STOCK

     This section identifies the classes of our capital stock and some of the rights associated with each class of our capital stock. We may only offer class B common stock using this prospectus.

     Our authorized capital stock consists of 12,000,000 shares of class A common stock, $0.01 par value per share, 75,000,000 shares of class B common stock, $0.01 par value per share, 1,200,000 shares of class C common stock, $0.01 par value per share, and 5,000,000 shares of class D common stock, $0.01 par value per share. Shares of class A, C and D common stock may be converted into class B common stock on a share-for-share basis.

     Our class B common stock currently trades on the New York Stock Exchange under the symbol "UHS."

     Class A common stock, class B common stock, class C common stock and class D common stock are substantially similar except that each class has different voting rights. Each share of class A common stock has one vote per share; each share of class B common stock has one-tenth vote per share; each share of class C common stock has one hundred votes per share; and each share of class D common stock has ten votes per share. Notwithstanding the foregoing, if a holder of class C or class D common stock holds a number of shares of class A or class B common stock, respectively, which is less than ten times the number of shares of class C or class D common stock, respectively, that such holder holds, then such holder will only be entitled to one vote per share of class C common stock and one-tenth vote per share of class D common stock.

     The holders of class B and class D common stock, voting together, with each share of class B and class D common stock having one vote per share, are entitled to elect the greater of 20% of our Board of Directors or one director. The holders of class B and class D common stock are also permitted to vote together as a separate class with respect to certain other matters or as required by applicable law. Holders of class A and class C common stock, voting as a single class, elect the remaining directors and vote together with the holders of class B and class D common stock on all other matters.

     We have historically not paid cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the forseeable future.

                       DESCRIPTION OF OUR DEBT SECURITIES

     This section describes some of the general terms of our debt securities. The prospectus supplement will describe the particular terms of the debt securities we are offering. The prospectus supplement will also indicate the extent, if any, to which these general terms may not apply to the debt securities we are offering.

     We will issue our debt securities under an indenture between us and Bank One Trust Company, N.A., which is serving as trustee. The indenture is an exhibit to the registration statement of which this prospectus is a part. We are summarizing certain important provisions of our debt securities and the indenture. This is not a complete description of the important terms. You should refer to the specific terms of the indenture for a complete statement of the terms of the indenture and our debt securities.

General

     Our debt securities will be unsecured obligations of ours.

     The indenture does not limit the amount of debt securities that we may issue under the indenture, nor does it limit other debt that we may issue. We may issue our debt securities at various times in different series, each of which may have different terms.

     We expect that the prospectus supplement relating to the particular series of debt securities we are offering will include the following information concerning those debt securities:

     .    The title of the debt securities;

     .    Any limit on the amount of debt securities that we may offer;

     . The price at which we are offering our debt securities. We will usually express the price as a percentage of the principal amount;

     .    The maturity date of our debt securities;

     . The interest rate per annum on our debt securities. We may specify a fixed rate or a variable rate, or we may offer debt securities that do not bear interest but are sold at a substantial discount from the amount payable at maturity;

     .    The date from which interest on our debt securities will accrue;

     . The dates on which we will pay interest and the regular record dates for determining who is entitled to receive the interest;

     . If applicable, the dates on which or after which, and the prices at which, we are required to redeem our debt securities or have the option to redeem our debt securities;

     . If applicable, any limitations on our right to defease our obligations under our debt securities by depositing cash or securities;

     . The amount that we would be required to pay if the maturity of our debt securities is accelerated, if that amount is other than the principal amount;

     . Any additional restrictive covenants or other material terms relating to our debt securities;

     . Any additional events of default that will apply to our debt securities; and

     . If we will make payments on our debt securities in any currency other than United States dollars, the currency or composite currency in which we will make those payments. If the currency will be determined under an index, the details concerning such index.

Payments on Debt Securities

     We will make payments on our debt securities at the office or agency we will maintain for that purpose, which will be the Corporate Trust Office of the trustee in New York, New York unless we indicate otherwise in the prospectus supplement, or at such other places and at the respective times and in the manner as we designate in the prospectus supplement. As explained under "-- Book-Entry Debt Securities" below, The Depository Trust Company or its nominee will be the initial registered holder unless the prospectus supplement provides otherwise.

Form, Denominations and Transfers

     Unless otherwise indicated in the prospectus supplement:

     . Our debt securities will be in fully registered form, without coupons, in denominations of $1,000 or any multiple of $1,000; and

     . We will not charge any fee to register any transfer or exchange of our debt securities, except for taxes or other governmental charges, if any.

Certain Covenants

     Unless we otherwise specify in the prospectus supplement, there will not be any covenants in the indenture or our debt securities that would protect you against a highly leveraged or other transaction involving us that may adversely affect you as a holder of our debt securities. If there are provisions that offer such protection, they will be described in the prospectus supplement.

     Limitations on Liens. Under the indenture, we and our restricted subsidiaries (defined below) may not issue, assume or guarantee any debt for money borrowed, which is secured by a lien on a principal property (defined below) or shares of stock or indebtedness of any restricted subsidiary, unless the lien similarly secures your debt securities. This restriction will not apply to indebtedness that is secured by:

     .    liens existing on the date of the indenture;

     . liens in favor of governmental bodies securing progress, advance or other payments;

     . liens existing on property, capital stock or indebtedness at the time of acquisition, including acquisition through lease, merger or consolidation;

     . liens securing the payment of all or any part of the purchase price of the acquired property or the purchase price of construction, installation, renovation, improvement or development on or of the acquired property or securing any indebtedness incurred prior to, at the time of or within 360 days after the later of the acquisition, completion of the construction, installation, renovation, improvement or development or the commencement of full operation of the acquired property, provided that the amount of such indebtedness does not exceed the expense incurred to construct, install, renovate, improve or develop the acquired property, or within 360 days after the acquisition of the capital stock or indebtedness for the purpose of financing all or any part of the purchase price;

     . liens securing indebtedness in an aggregate amount which, at the time of incurrence and together with all outstanding attributable debt (defined below) in respect of sale and leaseback transactions where, at the time of incurrence, we would be entitled under the indenture to create or assume a lien on the principal property securing indebtedness in an amount at least equal to the attributable debt in respect of that transaction, without equally and ratably securing our debt securities described in this prospectus, does not exceed 10% of our consolidated net tangible assets;

     .    liens securing indebtedness owed to us or to a restricted subsidiary;
          and

     . any extension, renewal or replacement, in whole or in part, of any of the liens described above.

     A direct or indirect subsidiary of ours is a "restricted subsidiary" if substantially all of its property is located in the continental United States and if it owns any principal property, except if the subsidiary is principally engaged in leasing or in financing installment receivables or overseas operations.

     A "principal property" is any property, plant, equipment or facility of ours or any of our restricted subsidiaries, except that any property, plant, equipment or facility of ours or any of our restricted subsidiaries which does not equal or exceed 3% of our consolidated net tangible assets shall not constitute a principal property of ours unless our Board of Directors or our management deems it to be material to us and our restricted subsidiaries, taken as a whole. Accounts receivable or inventory of ours or any of our restricted subsidiaries are not "principal property"; provided, however, that individual items of property, plant, equipment or individual facilities of ours or any of our restricted subsidiaries shall not be combined in determining whether that property, plant, equipment or facility constitutes a principal property of ours, whether or not they are the subject of the same transaction or series of transactions.

     With respect to any sale and leaseback transaction as of any particular time, "attributable debt" means the present value, discounted at the rate of interest implicit in the terms of the lease, of the obligations of the lessee under the lease for net rental payments during the remaining term of the lease, including any period for which the lease has been extended or may, at our option, be extended.

     Limitation on Sale and Leaseback Transactions. We and our restricted subsidiaries may not enter into sale and leaseback transactions involving any principal property unless:

     . we or our restricted subsidiary sell that principal property within 360 days from the date of acquisition or completion of the construction or commencement of full operations of that principal property, whichever is later; or

     . we or our restricted subsidiary, within 120 days after the sale, reduce funded debt, which is not subordinated in right of payment to our debt securities described in this prospectus, by an amount not less than the greater of the net proceeds of the sale and leaseback transaction or the fair value of that principal property.

     This restriction will not prevent a sale and leaseback transaction of any principal property:

     . if the lease is for a period, including renewals, of not more than 36 months; or

     . if we or our restricted subsidiary would, at the time of incurrence, be entitled under the indenture to create or assume a lien on that principal property securing indebtedness in an amount at least equal to the attributable debt in respect of the sale and leaseback transaction, without equally and ratably securing our debt securities described in this prospectus.

     Restrictions on Consolidation, Merger or Sale. We may not consolidate or merge or sell or convey all or substantially all of our assets unless the surviving corporation, if it is not us, is a domestic corporation and assumes our obligations under our debt securities and the indenture and unless, under the indenture, there is no event of default as a result of the transaction.

Defeasance

     The indenture includes provisions allowing defeasance that we may choose to apply to our debt securities of any series. If we do so, we would deposit with the trustee or another trustee money or U.S. government obligations sufficient to make all payments on those debt securities. If we make such a deposit with respect to your debt securities, we may elect either:

     . to be discharged from all our obligations on your debt securities, except for our obligations to register transfers and exchanges, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust; or

     . to be released from our restrictions described above relating to liens and sale and leaseback transactions.

     To establish such a trust, we must deliver to the trustee an opinion of our counsel that the holders of our debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. There may be additional provisions relating to defeasance which we will describe in the prospectus supplement.

Events of Default, Notice and Waiver

     If certain events of default by us specified in the indenture happen and are continuing, either the trustee or the holders of 25% in principal amount of the outstanding debt securities of a series may declare the principal and accrued interest, if any, of all securities of that series to be due and payable. If other specified events of default happen and are continuing, either the trustee or the holders of 25% in principal amount of the outstanding debt securities of all series may declare the principal and accrued interest, if any, of all the outstanding debt securities to be due and payable.

     An event of default in respect of any series of our debt securities means:

     . our failure to pay any interest on that series within 30 days of when due;

     . our failure to pay any principal, sinking fund installment or analogous obligation on that series when due;

     . our failure to perform any other agreement in our debt securities of that series or the indenture, other than an agreement relating solely to another series of our debt securities, for 90 days after notice;

     .    acceleration of our indebtedness aggregating more than $20,000,000;

     . our failure to discharge any judgment of $20,000,000 or more within 60 days after the judgment becomes final and nonappealable; and

     .    certain events of our bankruptcy, insolvency and reorganization.

     Within 90 days after a default in respect of any series of our debt securities, the trustee must give to the holders of such series notice of all uncured and unwaived defaults by us known to it. However, except in the case of default in payment, the trustee may withhold such notice if it in good faith determines that withholding is in the interest of such holders. The term "default" means, for this purpose, the happening of any event of default, disregarding any grace period or notice requirement.

     Before the trustee is required to exercise rights under the indenture at the request of holders, it is entitled to be indemnified by such holders, subject to its duty, during an event of default, to act with the required standard of care.

     If any event of default has occurred, the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee, in respect of that series.

     We must file an annual certificate with the trustee that we are in compliance with conditions and covenants under the indenture.

     The holders of a majority in principal amount of the outstanding debt securities of a series, on behalf of the holders of all debt securities of that series, or the holders of a majority of all outstanding debt securities voting as a single class, on behalf of the holders of all outstanding debt securities, may waive some past defaults or events of default, or compliance with certain provisions of the indenture, but may not waive among other things an uncured default in payment.

Modification or Amendment of the Indenture

     If we receive the consent of the holders of a majority in principal amount of the outstanding debt securities affected, we may enter into supplemental indentures with the trustee that would:

     .    add, change or eliminate provisions in the indenture; or

     .    change the rights of the holders of our debt securities.

     However, unless we receive the consent of all of the affected holders, we may not enter into supplemental indentures that would, with respect to the debt securities of those holders:

     .    change the maturity;

     .    reduce the principal amount or any premium;

     .    reduce the interest rate or extend the time of payment of interest;

     . reduce any amount payable on redemption or reduce the amount of the principal of an original issue discount security that would be payable on acceleration;

     . impair or affect the right of any holder to institute suit for payment;

     .    change any right of the holder to require repayment; or

     . reduce the requirement for two-thirds approval of supplemental indentures.

Regarding the Trustee

     The trustee is Bank One Trust Company, N.A. The trustee is a lender to us under our revolving credit agreement, provides cash management and depository account services to us, and is the trustee under our indenture entered into in connection with our issuance, in June 2000, of $586,992,000 aggregate principal amount at maturity of convertible debentures due 2020. From time to time, we may enter into other banking relationships with the trustee.

Book-Entry Debt Securities

     The prospectus supplement will indicate whether we are issuing the related debt securities as book-entry securities. Book-entry securities of a series will be issued in the form of one or more global notes that will be deposited with The Depository Trust Company (DTC), New York, New York, and will evidence all of our debt securities of that series. This means that we will not issue certificates to each holder. We will issue one or more global securities to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased our debt securities. The participant will then keep a record of its clients who own our debt securities. Unless it is exchanged in whole or in part for a security evidenced by individual certificates, a global security may not be transferred, except that DTC, its nominees and their successors may transfer a global security as a whole to one another. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global notes will be made only through, records maintained by DTC and its participants. Each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder of our debt securities under the indenture.

     The laws of some jurisdictions require that certain purchasers of securities such as our debt securities take physical delivery of those securities in definitive form. These limits and laws may impair your ability to acquire or transfer beneficial interests in the global security.

     We will make payments on each series of book-entry debt securities to DTC or its nominee, as the sole registered owner and holder of the global security. Neither we, the trustee nor any of our respective agents will be responsible or liable for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests.

     DTC has advised us that, when it receives any payment on a global security, it will immediately, on its book-entry registration and transfer system, credit the accounts of participants with payments in amounts proportionate to their beneficial interests in the global security as shown on DTC's records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in "street name", and will be the sole responsibility of such participants.

     A global security representing a series will be exchanged for certificated debt securities of that series only if:

     . DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor within 90 days;

     .    we decide that the global security shall be exchangeable; or

     . there is an event of default under the indenture or an event which with the giving of notice or lapse of time or both would become an event of default with respect to our debt securities represented by that global security.

If that occurs, we will issue our debt securities of that series in certificated form in exchange for that global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for our debt securities of that series equal in principal amount to such beneficial interest and to have those debt securities registered in its name. We would issue the certificates for those debt securities in denominations of $1,000 or any larger amount that is an integral multiple thereof, and we would issue them in registered form only, without coupons.

     DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom, and/or their representatives, own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

                              PLAN OF DISTRIBUTION

     We may sell our class B common stock or debt securities to or through one or more underwriters or dealers, and also may sell our class B common stock or debt securities directly to other purchasers or through agents. These firms may also act as our agents in the sale of our class B common stock or debt securities. Only underwriters named in the prospectus supplement will be considered as underwriters of our class B common stock or debt securities offered by the prospectus supplement. We may distribute our class B common stock or debt securities at different times in one or more transactions. We may sell our class B common stock or debt securities at fixed prices, which may change, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of our class B common stock or debt securities, underwriters may receive compensation from us or from purchasers of our class B common stock or debt securities in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of our class B common stock or debt securities may be deemed to be underwriters. Discounts or commissions they receive and any profit on their resale of our class B common stock or debt securities may be considered underwriting discounts and commissions under the Securities Act of 1933. We will identify any such underwriter or agent, and we will describe any such compensation, in the prospectus supplement.

     We may agree to indemnify underwriters, dealers and agents who participate in the distribution of our class B common stock or debt securities against certain liabilities, including liabilities under the Securities Act of 1933. We may also agree to contribute to payments which the underwriters, dealers or agents may be required to make in respect of such liabilities. We may authorize dealers or other persons who act as our agents to solicit offers by certain institutions to purchase our class B common stock or debt securities from us under contracts which provide for payment and delivery on a future date. We may enter into these contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. If we enter into these agreements concerning our class B common stock or any series of our debt securities, we will indicate that in the prospectus supplement.

     In connection with an offering of our class B common stock or debt securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our class B common stock or debt securities. Specifically, underwriters may over-allot in connection with the offering, creating a syndicate short position in our class B common stock or debt securities for their own account. In addition, underwriters may bid for, and purchase, our class B common stock or debt securities in the open market to cover short positions or to stabilize the price of our class B common stock or debt securities.

     Finally, underwriters may reclaim selling concessions allowed for distributing our class B common stock or debt securities in the offering if the underwriters repurchase previously distributed shares of our class B common stock or our debt securities in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of our class B common stock or debt securities above independent market levels. Underwriters are not required to engage in any of these activities and may end any of these activities at any time. Agents and underwriters may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of our class B common stock and debt securities will be passed upon for us by Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103. Anthony Pantaleoni, a director of ours who owns less than one percent of our outstanding capital stock, is a partner of Fulbright & Jaworski L.L.P.

                                     EXPERTS

     The consolidated financial statements and schedule of Universal Health Services, Inc. and subsidiaries incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reference upon the authority of said firm as experts in giving said reports.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

     The following is an itemized statement of all estimated amounts of all expenses payable by the registrant in connection with the registration of the class B common stock and debt securities offered hereby, other than underwriting discounts and commissions:

SEC Registration Fee................................................  $139,000
Securities rating service fee.......................................    40,000
Blue Sky fees and expenses..........................................    20,000
Accountants' fees and expenses......................................    50,000
Legal fees and expenses.............................................   100,000
Printing and engraving expenses.....................................    50,000
Trustee fees........................................................     6,000
Miscellaneous.......................................................    45,000
                                                                      --------
   Total............................................................  $450,000


Item 15.   Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Article VII, Section 7 of the registrant's by-laws provides for the indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

     The registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 16.   Exhibits.

3.1   -   Restated Certificate of Incorporation, and amendments thereto*
3.2   -   By-laws**
4.1   -   Form of Indenture under which our debt securities are to be issued.***
4.2   -   Form of our debt security.***
5.1   -   Opinion of Fulbright & Jaworski L.L.P.****
12.1  -   Computation of Ratio of Earnings to Fixed Charges.****
23.1  -   Consent of Arthur Andersen LLP.****
23.2  -   Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).****
24.1  -   Power of Attorney (included on signature page).****
25.1  -   Statement of Eligibility of the Trustee on Form T-1.****


-------------
* Incorporated by reference to Exhibit 3.1 of our Form 10-Q for the quarter ended June 30, 1997.
** Incorporated by reference to Exhibit 3.2 of our Form 10-K for the year ended December 31, 1997.
*** Incorporated by reference to Exhibit 4.1 of our Registration Statement on Form S-3 (File No. 333-85781), filed on February 1, 2000.

**** Previously filed.

Item 17.   Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post- effective amendment of this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement of any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Commonwealth of Pennsylvania, on May 10, 2001.


                                 UNIVERSAL HEALTH SERVICES, INC.


                                 By: /s/ Alan B. Miller
                                    ------------------------------------------
                                     Alan B. Miller
                                     Chairman of the Board, President
                                     & Chief Executive Officer




     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                                Title                                 Date
      ---------                                -----                                 ----
/s/ Alan B. Miller                Chairman of the Board, President,              May 10, 2001
--------------------------------  Chief Executive Officer and Director
  Alan B. Miller                  (Principal Executive Officer)

/s/   Leatrice Ducat              Director                                       May 10, 2001
--------------------------------
  Leatrice Ducat

       *                          Director                                       May 10, 2001
--------------------------------
  John H. Herrell

        *                         Director                                       May 10, 2001
--------------------------------
  Robert H. Hotz

/s/   Anthony Pantaleoni
--------------------------------  Director                                       May 10, 2001
  Anthony Pantaleoni

/s/   Joseph T. Sebastianelli
--------------------------------  Director                                       May 10, 2001
  Joseph T. Sebastianelli


/s/  John F. Williams,
--------------------------------  Director                                       May 10, 2001
  John F. Williams, Jr., M.D.

/s/ Kirk E. Gorman                Senior Vice President, Treasurer and Chief     May 10, 2001
--------------------------------  Financial Officer
  Kirk E. Gorman                  (Principal Financial Officer)

/s/ Steve G. Filton               Vice President, Controller and Secretary       May 10, 2001
--------------------------------  (Principal Accounting Officer)
  Steve G. Filton

* By: /s/ Alan B. Miller
      --------------------------
      Alan B. Miller
      as Attorney-in-Fact


                                      II-5